Exhibit 16.1

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants Valuation Analyst Advisors

January 9, 2015

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sirs:

We have read Item 4.01 of Great West Resources, Inc., formerly Silver Horn Mining, Ltd.  (the “Company”) Form 8-K dated January 9, 2015, and are in agreement with the statements relating only to D. Brooks and Associates CPA’s contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ D. Brooks and Associates, CPA’s, P.A.

D. Brooks and Associates, CPA’s, P.A.

D. Brooks and Associates CPA’s, P.A. 819 Clematis Street, Suite 318 West Palm Beach, FL 33401 – (561) 429-6225